Exhibit 99.4

Ruth’s Chris Acquisition FAQs

Darden Team Members

Q:	What did Darden announce today?

A:

That we have entered into a definitive merger agreement to acquire all of the outstanding shares of Ruth’s Hospitality Group, the owner of Ruth’s Chris Steak House, for $21.50 per share, in an all-cash transaction with an equity value of approximately $715 million.

Q:	What is Ruth’s Chris? Why are we buying this chain?

A:

Ruth’s Chris, founded in 1965 by Ruth Fertel, a single mother in New Orleans, is known for its signature USDA Prime steaks served sizzling on 500-degree plates, New Orleans-inspired sides and an award-winning wine list. Today, Ruth’s Chris has 154 restaurants around the globe.

Additionally, they’re a great cultural fit — we share a similar Back-to-Basics operating philosophy, as well as the same passion for our people. And with a home office conveniently located in Central Florida, welcoming their team into the Darden RSC will be easy. Finally, Ruth’s Chris complements our portfolio — their differentiated brand allows us to capture a wider range of fine dining guest occasions that we aren’t competing for today.

Q:	How many restaurant locations does this transaction include, and where are they located?

A:

There are 154 Ruth’s Chris Steak House locations around the globe, including 77 Company-owned restaurants, three restaurants operating under contractual agreements and 74 franchisee-owned restaurants, including 23 international franchisee-owned restaurants in Aruba, Canada, China, Hong Kong, Indonesia, Japan, Mexico, Philippines, Singapore and Taiwan.

Q:	Does this acquisition signal a change at Darden that will include franchising in the future?

A:

We expect to continue to be largely company-owned going forward. The franchise operators are strong partners, and we have no plans to acquire those locations at this time. After the deal closes, our focus will be on integrating the 77 company-owned and operated locations across the country and welcoming those team members into the Darden family.

Q:	When will the deal close?

A:	We expect it to close by the end of June, subject to satisfaction of customary closing conditions.

Q:	What needs to happen before that can take place?

A:

The Boards of both companies have already approved Darden’s offer. The closing is subject to a majority of Ruth’s shareholders tendering their shares for purchase and customary conditions for a deal of this type.

Q:	What makes Ruth’s Chris a great fit for Darden?

A:

Ruth’s Chris is a strong, differentiated brand that complements our portfolio by allowing Darden to capture a wider range of fine dining guest occasions that we aren’t competing for today. They also have ample runway for new restaurant growth and the ability to make a meaningful impact to Darden’s financial performance. Further, we’re a strong cultural fit. Our companies share a similar operating philosophy as well as the same passion for our people.

Q:	How will Ruth’s Chris benefit from joining Darden?

A:

Being part of Darden — benefitting from our competitive advantages, infrastructure and expertise in developing and nurturing brands — will enable Ruth’s Chris to continue investing in their growth initiatives. The growth they will be able to achieve as part of Darden also means more opportunities for our team members. They will be stronger as part of the Darden family and they will make Darden a stronger company.

Q:	Who will benefit the most from this deal?

A:

This is truly a win-win situation for both parties. Ruth’s Chris will help Darden compete for other fine dining occasions that we aren’t competing for today, enhancing our overall growth and earnings potential. Ruth’s Chris will benefit from Darden’s resources and experience to help continue growing their brand. The resulting combination will provide even greater value to our guests and more opportunities for our team members.

Q:	How will this benefit Darden’s shareholders?

A:	We believe Ruth’s will be a meaningful contributor to the growth and success of the Company, ultimately creating additional value for our shareholders.

Q:	Does Ruth’s Chris compete with The Capital Grille for guests in the fine dining segment?

A:	Actually, there is very little cross-over between our guests.

Q:	How will Ruth’s Chris be incorporated into Darden?

A:	Cheryl Henry will continue leading Ruth’s Chris and will report directly to Rick. Additionally, Rik Jenkins will continue in his role as Senior Vice President of Operations.

Q:	How long will the integration take to be completed?

A:	While we do not have a specific timetable for integration, our goal is complete it as soon as possible.

Q:	Will we be closing or selling any of their existing locations?

A:	There are no plans to close or sell any locations.

Q:	Does Darden plan to purchase any or all of their franchisees?

A:

Their franchise operators are strong partners, and there are no plans to acquire those locations at this time. After the deal is closed, our focus will be on integrating their company-owned and operated locations and welcoming those team members into the Darden family.

Additional Information about the Tender Offer and Where to Find It

The tender offer (the “Offer”) described herein has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender materials that Darden Restaurants, Inc. (“Darden”) and its acquisition subsidiary (“Merger Sub”) will file with the United States Securities and Exchange Commission (the “SEC”) upon commencement of the Offer. A solicitation and offer to buy outstanding shares of Ruth’s Hospitality Group, Inc. (the “Company”) common stock will only be made pursuant to the Offer materials that Darden and Merger Sub intend to file with the SEC. At the time the Offer is commenced, Darden and Merger Sub will file a tender offer statement on Schedule TO, and the Company will file a solicitation/recommendation statement on Schedule 14D-9 (the “Solicitation/Recommendation Statement”) with the SEC with respect to the Offer.

THE OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF THE COMPANY SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES IN THE OFFER.

The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will be made available to all investors and stockholders of the Company at no expense to them at the Investor Relations section of Darden’s website at www.darden.com and under the “SEC Filings” section of the Company’s website at www.rhgi.com/investors, and (once they become available) will be mailed to the stockholders of the Company free of charge. The information contained in, or that can be accessed through, Darden’s website or the Company’s website is not a part of, or incorporated by reference in, this document. The Offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the SEC’s website at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Darden and the Company file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by Darden or the Company with the SEC for free on the SEC’s website at www.sec.gov, or at the Investor Relations section of Darden’s website at www.darden.com and under the “SEC Filings” section of the Company’s website at www.rhgi.com/investors.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this document, other than purely historical information, including statements relating to the acquisition of the Company by Darden and any statements relating to the Company’s business and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions, estimates and projections concerning future events and do not constitute guarantees of future performance. These statements are subject to risks, uncertainties, changes in circumstances, assumptions and other important factors, many of which are outside management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Such forward-looking statements include those relating to the ability to complete, and the timing of completion of, the transactions contemplated by the Merger Agreement, including the parties’ ability to satisfy the conditions to the consummation of the Offer and the other conditions set forth in the Merger Agreement and the possibility of any termination of the Merger Agreement. Actual results may differ materially from current expectations because of numerous risks and uncertainties including, among others: (i) the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) uncertainty surrounding the number of shares of the Company’s common stock that will be tendered in the Offer; (iii) the risk of legal proceedings that may be or have been instituted related to the Merger Agreement, which may result in significant costs of defense, indemnification and liability; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the Offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Offer or the merger; (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (vii) the effects of disruption from the transactions on the Company’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees and business partners; (viii) Darden’s ability to realize the synergies contemplated by the proposed transaction and integrate the business of the Company; (ix) reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; (x) changes in economic conditions, including inflation, increasing interest rates, higher unemployment, slowing growth or recession; (xi) reductions in consumer discretionary income and general competition in the restaurant industry; (xii) the effect of shortages or increases in labor costs, state or local government regulations related to the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; (xiii) risks in the markets where the Company’s restaurants are located; and (xiv) the inability to successfully integrate franchisee acquisitions into the Company’s business operations, economic, regulatory and other limitations on the Company’s ability to pursue new restaurant openings and other organic growth opportunities. The risks and uncertainties may be impacted by the COVID-19 pandemic (including supply chain constraints, labor shortages and inflationary pressure). The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in Darden’s and the Company’s respective public filings with the SEC from time to time, including their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Darden’s and the Company’s stockholders and investors are cautioned not to unduly rely on these forward-looking statements. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Darden and Merger Sub expressly disclaim any intent or obligation to update or revise publicly these forward-looking information or statements.

4